Exhibit 99.1

APPENDIX “L”

PRO FORMA FINANCIAL STATEMENTS OF THE COMBINED COMPANY

HECLA AND KLONDEX UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (the “Pro Forma Statements”) give effect to the proposed Arrangement and represent the Combined Company’s unaudited pro forma condensed combined balance sheet as of March 31, 2018 and the Combined Company’s unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet gives effect to the proposed Arrangement (as defined herein) as if it had occurred on the date of such balance sheet. The accompanying unaudited pro forma condensed combined statements of operations give effect to the proposed Arrangement as if it had occurred on January 1, 2017.

For accounting purposes, the transaction would be accounted for using the acquisition method, pursuant to which assets and liabilities are recorded at fair value. The valuation of Hecla’s shares to be issued as consideration was based upon an assumed closing price of Hecla’s common stock of $3.94. See Note 2 to these Pro Forma Statements for additional information on the estimated purchase consideration and the impact thereon of changes in the per share price of our stock.

The unaudited pro forma condensed combined balance sheet and statements of operations should be read in conjunction with the historical financial statements of Hecla and Klondex including the notes thereto, which are included in their respective Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2018 and Annual Reports filed on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this Circular.

The Pro Forma Statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the proposed Arrangement had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the combined entities for any future period or as of any future date. Actual amounts recorded upon consummation of the proposed Arrangement would likely differ from those recorded in the Pro Forma Statements. The Pro Forma Statements do not reflect any special items such as integration costs or operating synergies that may be realized as a result of the proposed Arrangement.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(in thousands)

	Hecla	Klondex	Pro forma adjustments			Pro forma combined
Assets:			(Notes 2, 3 and 5)
Cash and cash equivalents	$212,569	$27,814	$(1,217)	(a	)	$33,114
			(157,411)	(b)
			(41,641)	(c)
			(7,000)	(d)
Investments	34,358	—	—			34,358
Accounts receivable	39,006	—	—			39,006
Inventories	62,803	37,739	(4,593)	(a)		105,584
			9,635	(e)
Other current assets	17,369	4,457	(494)	(a)		21,332

Total current assets	366,105	70,010	(202,721)			233,394
Non-current investments	7,652	—	7,000	(d)		14,652
Non-current restricted cash and investments	1,005	9,504	—			10,509
Properties, plants, equipment and mineral interests, net	2,008,704	276,040	(49,569)	(a)		2,552,885
			236,038	(e)
			81,672	(f)
Non-current deferred income taxes	671	18,696	—			19,367
Other non-current asset	13,954	—	—			13,954

Total assets	$2,398,091	$374,250	$72,420			$2,844,761

Liabilities:
Accounts payable and other current liabilities	$101,950	$30,362	(2,632)	(a)		$123,557
			(6,123)	(c)
Current portion of capital leases and notes payable	5,669	873	—			6,542
Current portion of accrued reclamation and closure costs	8,315	—	—			8,315

Total current liabilities	115,934	31,235	(8,755)			138,414
Accrued reclamation and closure costs	78,887	21,389	(1,818)	(a)		98,458
Deferred tax liabilities	116,866	17,030	81,672	(f)		210,984
			(4,584)	(g)
Long-term debt and capital leases	540,660	35,717	—			576,377
Non-current pension liability	48,459	—	—			48,459
Other non-current liabilities	2,784	847	(847)	(c)		2,784

Total liabilities	903,590	106,218	65,668			1,075,476

Shareholders’ Equity:
Series B preferred stock	39	—	—			39
Common stock	101,290	—	19,353	(h)		120,643
Capital surplus	1,626,298	378,435	(100,936)	(a)		1,911,816
			285,518	(h)
			(277,499)	(i)
Accumulated deficit	(187,092)	(89,942)	51,494	(a)		(217,179)
			(34,671)	(c)
			4,584	(g)
			38,448	(i)
Accumulated other comprehensive loss, net	(26,767)	(20,461)	(1,981)	(a)		(26,767)
			22,442	(i)
Less treasury stock	(19,267)	—	—			(19,267)

Total shareholders’ equity	1,494,501	268,032	6,752			1,769,285

Total liabilities and shareholders’ equity	$2,398,091	$374,250	$72,420			$2,844,761

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2018

(in thousands, except per share amounts)

	Hecla	Klondex	Pro forma adjustments			Pro forma combined
			(Notes 2, 3, 4 and 6)
Sales of products	$139,709	$56,771	$(6,867)	(j	)	$189,613

Cost of sales and other direct production costs	72,869	35,449	(8,168)	(j	)	100,150
Depreciation, depletion and amortization	28,054	13,103	(2,506)	(j	)	38,651
Write-down of production inventories	—	8,517	(1,460)	(j	)	7,057

	100,923	57,069	(12,134)			145,858

Gross profit	38,786	(298)	5,267			43,755

General and administrative	7,735	5,824	(1,378)	(j	)	12,181
Exploration	7,360	502	—			7,862
Pre-development	1,005	—	—			1,005
Research and development	1,436	—	—			1,436
Provision for closed operations and environmental matters	1,262	334	(31)	(j	)	1,565
Lucky Friday suspension related costs	5,017	—	—			5,017
Acquisition costs	2,507	3,616	(6,123)	(k	)	—
Other operating (expense) income	515	20	—			535

Income (loss) from operations	11,949	(10,594)	12,799			14,154

Other income (expense):
Net foreign exchange loss	2,592	3,185	398	(j	)	6,175
Loss on derivative contracts	4,007	(128)	—			3,879
Interest expense, net of amounts capitalized	(9,794)	(599)	1	(j	)	(10,392)
Other income (expense)	254	6	—			(270)
			(530)	(l	)

	(2,941)	2,464	(131)			(608)

(Loss) income before income taxes	9,008	(8,130)	12,668			13,546
Income tax provision	(768)	132	(1,395)	(m	)	(2,031)

Net (loss) income	8,240	(7,998)	11,273			11,515
Preferred stock dividends	(138)	—	—			(138)

(Loss) income applicable to common shareholders	$8,102	$(7,998)	$11,273			$11,377

Basic and diluted (loss) income per common share after preferred stock
dividends	$0.02					$0.02
Weighted average number of common shares outstanding - basic	399,322		77,412	(h	)	476,734
Weighted average number of common shares outstanding - diluted	401,923		77,412	(h	)	479,335

See accompanying notes to these unaudited pro forma condensed combined financial statements.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2017

(in thousands, except per share amounts)

	Year ended December 31, 2017
	Hecla	Klondex	Pro forma adjustments		Pro forma combined
			(Notes 2, 3, 4 and 6)
Sales of products	$577,775	$240,651	$(32,567)	(j)	$785,859

Cost of sales and other direct production costs	304,727	134,311	(28,191)	(j)	410,847
Depreciation, depletion and amortization	116,062	47,778	(7,016)	(j)	160,680
			3,856	(n)
Write-down of production inventories	—	24,766	(13,114)	(j)	11,652

	420,789	206,855	(44,465)		583,179

Gross profit	156,986	33,796	11,898		202,680

General and administrative	35,611	19,401	(3,980)	(j)	51,032
Exploration	23,510	8,246	(239)	(j)	31,517
Pre-development	5,448	11,674	—		17,122
Research and development	3,276	—	—		3,276
Provision for closed operations and environmental matters	6,701	(1,872)	(51)	(j)	4,778
Lucky Friday suspension related costs	21,301	—	—		21,301
Other operating (expense) income	(3,504)	352	24	(j)	(3,128)

Income (loss) from operations	64,643	(4,005)	16,144		76,782

Other income (expense):
Net foreign exchange loss	(10,300)	(8,601)	(918)	(j)	(19,819)
Loss on derivative contracts	(21,250)	(1,182)	—		(22,432)
Interest expense, net of amounts capitalized	(38,012)	(4,117)	4	(j)	(42,125)
Other income (expense)	1,279	(163)	(36)	(j)	(507)
			(1,587)	(i)

	(68,283)	(14,063)	(2,537)		(84,883)

(Loss) income before income taxes	(3,640)	(18,068)	13,607		(8,101)
Income tax provision	(19,879)	(5,596)	1,358	(m)	(24,117)

Net (loss) income	(23,519)	(23,664)	14,965		(32,218)
Preferred stock dividends	(552)	—	—		(552)

(Loss) income applicable to common shareholders	$(24,071)	$(23,664)	$14,965		$(32,770)

Basic and diluted (loss) income per common share after preferred stock dividends	$(0.06)				$(0.07)

Weighted average number of common shares outstanding - basic	397,394		77,412	(h)	474,806

Weighted average number of common shares outstanding - diluted	397,394		77,412	(h)	474,806

See accompanying notes to these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

Hecla Mining Company (“Hecla”) and Klondex Mines Ltd. (“Klondex”) entered into an Arrangement pursuant to which Hecla would acquire all of the issued and outstanding common shares of Klondex (see Note 2 for more information). It is assumed the Arrangement would be accounted for as a business combination. The Pro Forma Statements are prepared on that basis and are presented to give effect to the proposed Arrangement of all of the outstanding common shares of Klondex by Hecla. The Pro Forma Statements represent the Combined Company’s unaudited pro forma condensed combined balance sheet as of March 31, 2018, and unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet gives effect to the proposed Arrangement as if it occurred on the date of such balance sheet. The unaudited pro forma condensed combined statements of operations give effect to the proposed Arrangement as if it occurred on January 1, 2017. The Pro Forma Statements reflect the acquisition of assets, assumptions of liabilities, and operating activities relating to Klondex’s Nevada properties, and not Klondex’s Canadian properties, as Klondex’s Canadian assets would be held by a newly formed entity and not retained by the Combined Company as a result of the proposed Arrangement. Historical information for Hecla and Klondex has been derived from historical consolidated financial statements, which were prepared and presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The pro forma adjustments and allocations of the estimated consideration that would be transferred are based on preliminary estimates of the fair value of assets to be acquired, liabilities to be assumed, and consideration to be transferred. As of the date of this Circular, the proposed Arrangement has not yet been completed. The final determination of the consideration transferred and the related allocation would be completed after asset and liability valuations are finalized as of the date of completion of the proposed Arrangement. Changes to these adjustments may materially affect both the estimated value of the consideration transferred and the preliminary estimated fair value to the assets and liabilities as presented in the Pro Forma Statements.

In preparing the unaudited pro forma condensed combined balance sheet and statements of operations in accordance with GAAP, the following historical information was used:

•	Klondex’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2018;

•	Hecla’s Quarterly Report filed on Form 10-Q for the three months ended March 31, 2018;

•	Klondex’ s Annual Report filed on Form 10-K for the year ended December 31, 2017; and

•	Hecla’s Annual Report filed on Form 10-K for the year ended December 31, 2017.

The unaudited pro forma condensed combined balance sheet and statements of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above, which are incorporated by reference in this Circular. All amounts are stated in U.S. dollars unless otherwise noted.

Note 2. Description of the Arrangement

On March 16, 2018, Hecla and Klondex entered into an Arrangement Agreement pursuant to which Hecla would acquire all of the issued and outstanding common shares of Klondex for consideration valued at $2.47 per share. Under the terms of the proposed Arrangement, each holder of Klondex common shares may elect to receive either (i) US$2.47 in cash (the “Cash Alternative”), (ii) 0.6272 of a Hecla share per Klondex share (the “Share Alternative”), or (iii) US$0.8411 in cash and 0.4136 of a Hecla share per Klondex share (the “Combined Alternative”), subject in the case of the Cash Alternative and the Share Alternative to pro-ration based on a maximum total cash consideration of approximately $157.4 million and a maximum total number of Hecla shares issued of 77,411,859. If all Klondex shareholders elect either the Cash Alternative or the Share Alternative, each Klondex shareholder would be entitled to receive US$0.8411 in cash and 0.4136 Hecla shares. Klondex shareholders would also receive shares of a newly formed company which would hold the Canadian assets of

Klondex. Klondex had 179,668,072 issued and outstanding common shares as of May 7, 2018. An additional 7,476,924 Klondex common shares would be issued immediately prior to consummation of the proposed Arrangement related to conversion of in-the-money Klondex share options and warrants and certain outstanding restricted share units, resulting in a total of 187,144,996 issued and outstanding Klondex common shares at the time of consummation of the proposed Arrangement. For financial accounting purposes, the purchase price allocation is based upon the assumption of Hecla paying $157.4 million in cash and issuing 77,411,859 shares of Hecla common stock having a total value of $304.9 million, for total consideration of $462.3 million. The pro forma value of Hecla stock issued as consideration was based upon the 60-day volume-weighted average price at the time of announcement on March 19, 2018 of $3.94 per share. The closing price of Hecla’s common stock was $3.97 at May 7, 2018.

The following represents the preliminary estimated allocation of the consideration to be transferred as if the proposed Arrangement had occurred on March 31, 2018:

(in thousands)
Consideration:
Hecla stock issued (77.4M shares @ $3.94 per share)	$304,871
Cash	157,411

Total consideration	$462,282

Fair value of net assets acquired:
Assets:
Cash	$26,597
Inventories	42,781
Property, plant, and equipment and mineral interests	544,181
Non-current restricted cash and investments	9,504
Deferred tax assets	18,696
Other assets	3,963

Total assets	645,722

Liabilities:
Accounts payable	20,784
Payroll liabilities	3,008
Income taxes payable	3,203
Debt and capital leases	36,590
Deferred tax liabilities	98,702
Accrued reclamation and closure costs	19,571
Other liabilities	1,582

Total liabilities	183,440

Net assets	$462,282

The actual value of consideration transferred would be based on the market price of Hecla’s common stock on the date the proposed Arrangement is consummated. A 10% change in the price per share of Hecla stock would result in an approximate $30.5 million change in the amount of total consideration transferred in the Arrangement.

Note 3. Effect of the Arrangement on the unaudited pro forma condensed combined balance sheet

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

a)

To adjust amounts included in the consolidated balance sheet related to the Canadian assets of Klondex, which would be transferred to a new entity and not retained by the Combined Company as a result of the proposed Arrangement.

b)	To record the cash consideration of $157.4 million to be paid to Klondex shareholders, as discussed above.

c)

To record payment of estimated costs related to the Arrangement of $41.6 million. The costs include investment banking, legal, advisory, valuation, financial and other professional fees, change-in-control payments under Klondex’s compensation agreements, and settlement of restricted share units, performance share units and deferred share units. This adjustment is not reflected in the pro forma statements of operations, as it is non-recurring.

In connection with the proposed Arrangement, Hecla is also expected to issue 2,068,000 warrants to purchase one share of Hecla’s common stock (“Hecla Warrants”) to a holder of warrants to purchase Klondex’s common stock. The Hecla Warrants would have an exercise price of CAD$5.47 less the Canadian dollar equivalent of US$0.8411, all divided by 0.4136, and would expire in April 2032. The accounting treatment of the Hecla Warrants is being evaluated, and no adjustment has been made to unaudited pro forma condensed combined balance sheet for the Hecla Warrants. However, it is expected that such adjustment would not have a material effect on the Pro Forma Statements.

d)	To record Hecla’s subscription for $7.0 million in common shares in a new company which would hold the Canadian assets of Klondex.

e)

To recognize the preliminary estimated fair value of Klondex’s assets acquired and liabilities assumed in the proposed Arrangement. The adjustment includes the assumption that the allocation of the estimated difference between consideration and the net fair value of assets acquired and liabilities assumed would be recorded to value beyond proven and probable reserves, with no amount allocated to goodwill. This allocation is preliminary and is subject to change due to several factors, including: (1) detailed valuations of assets and liabilities which have not been completed as of the date of this Circular; (2) subsequent changes in the fair values of the assets and liabilities of Klondex up to the closing date of the Arrangement; and 3) an assessment of the extent to which the Combined Company may realize its deferred tax assets. These changes would not be known until after the closing date of the proposed Arrangement.

No adjustment has been made to the unaudited pro forma condensed combined statements of operations for the preliminary estimated fair value adjustment for product inventory. This adjustment, which would decrease the pro forma net income for the three months ended March 31, 2018 by $9.6 million and increase the pro forma net loss for the year ended December 31, 2017 by approximately $3.5 million, is non-recurring.

f)

To record an increase in non-current deferred tax liabilities and a corresponding increase in mineral interests resulting from the excess of the asset bases for financial reporting over the asset bases for tax reporting. The increased asset bases for financial reporting is the result of an increase in the value of the assets of Klondex to reflect their estimated fair value at the time of the Arrangement, as described in (e) above. See Note 4(m) below for information on tax rate assumptions used.

g)

To record a decrease to deferred tax liabilities related to the tax benefit of the deductible portion of the costs related to the Arrangement described in Note (c) above. See Note 4(m) below for information on tax rate assumptions used.

h)	To record the issuance of 77,411,859 shares of Hecla common stock to Klondex shareholders, valued at $3.94 per share, or $304.9 million, as discussed in Note 2 above.

i)	To eliminate the equity accounts of Klondex.

Note 4. The effect of the Arrangement on the unaudited pro forma condensed combined statements of operations

The following is information on the unaudited pro forma condensed combined statements of operations:

j)

To adjust amounts included in the consolidated statements of operations related to the Canadian assets of Klondex, which would be transferred to a new entity and not retained by the Combined Company as a result of the proposed Arrangement.

k)	To adjust for costs related to the Arrangement incurred by Hecla and Klondex in the three months ended March 31, 2018, as they are non-recurring.

l)	To record an adjustment for the decrease in estimated interest income related to cash used in the proposed Arrangement.

m)

To record the estimated income tax effect of the pro forma adjustments. Hecla is a taxable entity; therefore, an adjustment is necessary to reflect an income tax provision if Hecla had acquired Klondex as of January 1, 2017. A combined U.S. federal and state statutory tax rate of 24.95% is applied to the adjustments.

n)

To adjust depreciation and depletion expense for the year ended December 31, 2017 to reflect the total related to the preliminary fair value of approximately $544.2 million allocated to properties, plants, equipment and mineral interests. For the three months ended March 31, 2018, depreciation and depletion expense recognized by Klondex, adjusted to exclude amounts related to their Canadian assets, is assumed to approximate pro forma depreciation and depletion expense for the Nevada assets under the Combined Company. Depreciation and depletion expense considers the estimated mine lives and related production for the Fire Creek, Midas and Hollister mines. A significant amount of the preliminary estimated consideration is allocated to value beyond proven and probable reserves, which is not immediately depreciable. As the allocation of estimated consideration is preliminary, the estimate of depreciation and depletion expense is subject to change upon completion of the valuation of the properties, plants, equipment and mineral interests of Klondex.

Note 5. Share capital

The following is information on the pro forma share capital of the Combined Company which gives effect to common shares of Hecla that would be issued under the proposed Arrangement:

(in thousands)	Common shares outstanding	Amount
Balance at March 31, 2018	400,301	$1,727,588
Hecla shares to be issued under the Agreement - see Note 3 h)	77,412	304,871

Pro forma share capital	447,713	$2,032,459

Note 6. Earnings per share

For purposes of the Pro Forma Statements, earnings per share has been calculated using the weighted average number of common shares which would have been outstanding for the three months ended March 31, 2018 and the year ended December 31, 2017 after giving effect to the Arrangement as if it had occurred on January 1, 2017. The following is information on pro forma basic and diluted weighted average common shares outstanding:

(in thousands)	Three months ended March 31, 2018	Year ended December 31, 2017
Hecla actual weighted average common shares outstanding - basic	399,322	397,394
Hecla shares to be issued under the Agreement - see Note 3 h)	77,412	77,412

Pro forma weighted average common shares outstanding - basic	476,734	474,806

Hecla actual weighted average common shares outstanding - diluted	401,923	397,394
Hecla shares to be issued under the Agreement - see Note 3 h)	77,412	77,412

Pro forma weighted average common shares outstanding - diluted	479,335	474,806